Exhibit 9(b)




                          Asset Allocation Portfolios
                               Elizabethan Square
                         George Town, Grand Cayman BWI

                               September 26, 1997


State Street Cayman Trust Company, Ltd.
P.O. Box 2508 GT
Grand Cayman, Cayman Islands
Attn.:  Jacqueline Henning

      Re:  Asset Allocation Portfolios - Accounting Services
           Agreement

Ladies and Gentlemen:

     Pursuant to Section 7.1 of the Accounting Services Agreement dated as of June 17, 1996 (the "Agreement"), between Asset Allocation Portfolios (the "Trust") and State Street Cayman Trust Company, Ltd. (the "Accounting Agent"), we hereby request that Large Cap Value Portfolio, Small Cap Value Portfolio, International Portfolio, Foreign Bond Portfolio, Intermediate Income Portfolio and Short-Term Portfolio (collectively, the "Portfolios") be added to the list of series of the Trust to which the Accounting Agent renders services as accounting agent under the terms of the Agreement.

     Please sign below to evidence your agreement to render such services as accounting agent on behalf of the Portfolios and to add the Portfolios as beneficiaries under the Agreement.

                          ASSET ALLOCATION PORTFOLIOS




                                    By:    Susan Jakuboski

                                    Title: Assistant Secretary

Agreed:

STATE STREET CAYMAN TRUST COMPANY, LTD.


By:      Jacqueline Henning

Title:   Managing Director

cc:      State Street Fund Services Toronto Inc.